Exhibit 99.15
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                    DOLLAR THRIFTY AUTOMOTIVE GROUP, INC. LOGO



Press Release

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Contacts:

Media:    Terri Snow                        Financial:   Steve Hildebrand
          Executive Director -                           Chief Financial Officer
          Corporate Communications                       (918) 669-2288
          (918) 669-2743
          tsnow@dtag.com

FOR IMMEDIATE RELEASE


          DOLLAR THRIFTY AUTOMOTIVE GROUP IMPLEMENTS ACCOUNTING CHANGE


TULSA, OKLAHOMA, January 15, 2004: Dollar Thrifty Automotive Group, Inc. (NYSE:DTG), today announced it commenced implementation of Emerging Issues Task Force No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16"), during the fourth quarter of 2003. This new accounting guidance will be applied to purchase and promotion payments received by the Company under its vehicle supply agreement with the Company's primary vehicle supplier. The application of this new accounting method will result in a non-cash reduction in fourth quarter results of approximately $13.3 million, net of income taxes, or $.52 per share, as compared to what the Company would have reported under the prior accounting method. Excluding the impact of EITF 02-16, the Company expects to exceed the First Call fourth quarter mean earnings per share estimate of $.06. This new accounting requirement became effective for the Company in the fourth quarter as a result of an amendment to its vehicle supply agreement. This amendment did not impact the economic terms of the agreement, but provided the Company additional flexibility in managing its vehicle purchases. The transition rules for EITF 02-16 (Issue 2) require that this new accounting method be applied prospectively and do not provide for cumulative effect treatment as would normally be permitted for a change in accounting.

Under EITF 02-16, payments received under this agreement must be accounted for as a reduction of the cost of vehicles acquired and recognized over the lives of the vehicles as a reduction of vehicle depreciation expense. The previous accounting treatment was to recognize these payments as a reduction of direct vehicle and operating expenses on a straight-line basis over the model year in which they were received. This new method of accounting does not impact the Company's cash flow as the timing of the payments under the vehicle supply agreement did not change. These payments were recognized over a 12-month model year period under the old method and under the new method will be recognized over a 19- to 20-month period during which the related model year vehicles are cycled through the fleet. The application of this new accounting method will result in a $.52 per share non-cash reduction in fourth quarter results. Additionally, the Company estimates an approximate $.10 per share non-cash reduction in 2004 results due to this accounting change. The Company will provide pro forma information for 2003 and its outlook for 2004 when reporting fourth quarter and year end results.

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DTG
Page 2

The earnings of the Company since its initial public offering in December 1997 would be substantially the same under either method of accounting when consistently applied. The pro forma earnings per share from applying EITF 02-16 to all prior periods ranged from $.04 higher to $.02 lower per year than reported earnings per share for the years ended December 31, 1998 through 2002. The cumulative reported earnings per share for the five years ended December 31, 2002 were $9.62 compared to $9.64 had EITF 02-16 been applied to all prior periods. The following table reflects the pro forma pre-tax income and diluted earnings per share as a result of applying EITF 02-16 to all prior periods along with reconciliations to reported results:




Years Ended December 31,
(in thousands Except Per Share Data)

                                2002        2001        2000         1999          1998
                                ----        ----        ----         ----          ----
Pre-tax income:
As reported                   $77,499     $26,217     $136,476     $106,560      $68,894

(Increase) / Decrease
in expenses                      (412)        907         (723)       1,337         (203)
                              -------     -------     --------     --------     --------


Pro forma applying EITF
02-16 to all prior periods    $77,087     $27,124     $135,753     $107,897      $68,691
                              =======     =======     ========     ========      =======



Diluted Earnings per share:
As reported                   $  1.88     $  0.57     $   3.18     $   2.43      $  1.56

Pro forma applying EITF
02-16 to all prior periods    $  1.87     $  0.59     $   3.16     $   2.47      $  1.55



Dollar Thrifty Automotive Group, Inc., a Fortune 1000 Company, is headquartered in Tulsa, Oklahoma, and has approximately 7,000 worldwide employees. Focused on being the low-cost provider in the car rental industry, the company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. With operations at most major airports, Dollar and Thrifty have approximately 800 corporate and franchised locations in the United States and Canada. Additional information can be found by visiting dtag.com.

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DTG
Page 3

Some  of  the  statements   contained  in  this  press  release  may  constitute
forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.